Exhibit 99.1

NEWS RELEASE

Hardinge Inc. One Hardinge Drive, Elmira, N.Y. 14902

Hardinge Reports First Quarter 2017 Results

ELMIRA, N.Y., May 5, 2017 - Hardinge Inc. (NASDAQ: HDNG), a leading international provider of advanced metal-cutting solutions and accessories, reported financial results for its first quarter ended March 31, 2017.

•	Orders for the first quarter increased 12% to $72.9 million compared with the prior-year period on strength in Europe, up 24%, and Asia, up 17%. North America was down a moderate 1%.

•	As expected, sales for the quarter were soft at $64.6 million, down 5% from the prior year’s first quarter. Excluding the $1.5 million impact of foreign currency exchange, sales were down 3%.

•	A new restructuring program was initiated to generate $2.0 million to $2.5 million annualized pre-tax savings; incurred $1.4 million in restructuring charges in quarter.

•	Net loss was $2.0 million, or a $0.16 loss per diluted share; Non-GAAP(1) adjusted net loss was $0.6 million, or a $0.05 loss per diluted share.

Richard L. Simons, President and Chief Executive Officer, commented, “While sales in the quarter were light, they came in as planned given customers’ delivery schedules. Nonetheless, we believe the quarter was a good start to the year with very solid orders. Global demand, for grinding especially, has been picking up nicely. This supports our confidence for sales in 2017 to be moderately better than last year and, when combined with the effect of our restructuring efforts completed in 2016, for profitability to be stronger.”
He added, “Our strategy is centered on growing market share and driving down costs. We have initiated a new restructuring program to rationalize product lines and further streamline our operations through the consolidation of facilities and sale of assets. The effort will also deliver operational efficiencies and reduce manpower requirements. I am confident that these actions will better position Hardinge within the competitive machine tool industry for us to grow profitably and create long-term value for our shareholders. There is momentum building in the machine tool industry and we are well situated to capture that opportunity.”
The restructuring program is expected to generate an estimated $2.0 million to $2.5 million in pre-tax annualized savings, and is anticipated to be substantially complete by mid-2018. Restructuring costs are expected to be in the range of approximately $3.8 million to $4.3 million, of which approximately $1.6 million is non-cash.

(1)Management believes that the use of non-GAAP measures helps in the understanding of the Company's operating performance. See page 8 of this release for the reconciliation tables between reported amounts and non-GAAP measures discussed in this document.

-MORE-

Hardinge Reports First Quarter 2017 Results
May 5, 2017

Sales, Orders and Backlog for the Quarter
(Please refer to the Sales and Orders tables included in this release)
North America: Market conditions in the U.S. are improved over the prior year. North America sales were up 12% in the quarter and orders, while down 1% due to a slow start in January and February, were much stronger in March.
Europe: Sales were down 26% due to customer delivery timing and the lingering effects of political uncertainty. Orders increased an encouraging 24% in the period led by strong demand for grinding machines and despite unfavorable foreign currency effect.
Asia: The Company believes its strong market position in high-precision products and ability to provide custom solutions, combined with China's improving market conditions, makes Asia a key region for growth. Sales for the quarter rose 3% to $27.3 million, while orders increased 17% to $28.0 million. Excluding the negative impact from foreign currency translation, sales were up 7% and orders were up 20%.
Consolidated Backlog: Order backlog at March 31, 2017 increased 9% over the trailing fourth quarter of 2016 on strong order volume to $127.2 million and was up 26% over backlog at March 31, 2016.

First Quarter Operating Results (comparisons are to the prior-year period except where noted)

•	Gross profit for the quarter was $21.4 million, down from $22.7 million in the prior-year period on lower sales. As a percent of sales, gross profit was 33%.

•	Selling, general and administrative (“SG&A”) expense declined $2.6 million, or 12%, driven by $1.7 million lower agent commissions and $0.7 million lower non-recurring professional fees.

•
In March 2017, management initiated a strategic restructuring program that is expected to be substantially completed in mid-2018. Restructuring expenses in the 2017 first quarter were $1.4 million compared with $0.2 million in the prior year quarter.

•	Net loss from operations was $1.8 million. On a non-GAAP(1) adjusted basis, net loss from operations was $0.3 million which is relatively unchanged from the prior-year period.

China International Machine Tool Show
Demonstrating its leadership in highly reliable, precision machine tools, Hardinge had 12 machines on display, half of which were new to the market, at the China International Machine tool Show in Beijing, April 17 through April 22. This included two automated cells with robotic loading and unloading systems. One cell displayed our ability to provide customers with a custom solution which is Industrial Internet of Things (Industry 4.0) ready for the next revolution in manufacturing technology. The show is the largest of its kind in China attracting visitors interested in understanding the changing dynamics of automation and machine tool technology.

Webcast and Conference Call
Hardinge will host a conference call and webcast today at 11:00 a.m. ET. During the conference call and webcast, Richard L. Simons, President and CEO, and Douglas J. Malone, Vice President and CFO, will review the financial and operating results for the quarter, as well as the Company’s strategy and outlook. A question and answer session will follow the formal discussion. Supplemental slides will be made available on Hardinge’s website at http://ir.hardinge.com/events.cfm.
The conference call can be accessed by calling (201) 689-8560. The listen-only audio webcast can be monitored at http://ir.hardinge.com/events.cfm.

-MORE-

Hardinge Reports First Quarter 2017 Results
May 5, 2017

A telephonic replay will be available from 2:00 p.m. ET today through Friday May 12, 2017. To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13659725. Alternatively, the archive can be heard on the Company’s website at http://ir.hardinge.com/events.cfm. A transcript will also be posted to the website, once available.

About Hardinge
Hardinge is a leading global designer and manufacturer of high precision, computer-controlled machine tool solutions developed for critical, hard-to-machine metal parts and of technologically advanced workholding accessories.  The Company’s strategy is to leverage its global brand strength to further penetrate global market opportunities where customers will benefit from the technologically advanced, high quality, reliable products Hardinge produces.  With approximately two-thirds of its sales outside of North America, Hardinge serves the worldwide metal working market.  Hardinge’s machine tool and accessory solutions can also be found in a broad base of industries to include aerospace, agricultural, automotive, construction, consumer products, defense, energy, medical, technology and transportation.
Hardinge applies its engineering design and manufacturing expertise in high performance machining centers, high-end cylindrical and jig grinding machines, SUPER-PRECISION® and precision CNC lathes and technologically advanced workholding accessories.  Hardinge has manufacturing operations in China, France, Germany, India, Switzerland, Taiwan, the United Kingdom and the United States.
The Company regularly posts information on its website: http://www.hardinge.com.

Safe Harbor Statement

This news release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). Such statements are based on management's current expectations that involve risks and uncertainties. Any statements that are not statements of historical fact or that are about future events may be deemed to be forward-looking statements. For example, words such as "may," "will," "should," "estimates," "predicts," "potential," "continue," "strategy," "believes," "anticipates," "plans," "expects," "intends," and similar expressions are intended to identify forward-looking statements. The Company's actual results or outcomes and the timing of certain events may differ significantly from those discussed in any forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

For more information contact:

Company:	Investor Relations:
Douglas J. Malone Chief Financial Officer Phone: (607) 378-4140	Deborah K. Pawlowski, Kei Advisors LLC Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com

FINANCIAL TABLES FOLLOW.

-MORE-

Hardinge Reports First Quarter 2017 Results
May 5, 2017

HARDINGE INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2017	2016
	(unaudited)

Sales	$64,557	$67,822
Cost of sales	43,170	45,078
Gross profit	21,387	22,744
Gross profit margin	33.1%	33.5%

Selling, general and administrative expenses	18,022	20,593
Research & development	3,559	3,287
Restructuring	1,436	200
Other expense (income), net	155	(91)
Loss from operations	(1,785)	(1,245)
Operating margin	(2.8)%	(1.8)%

Interest expense	105	153
Interest income	(40)	(67)
Loss before income taxes	(1,850)	(1,331)
Income taxes	198	(86)
Net loss	$(2,048)	$(1,245)

Per share data:

Basic loss per share:	$(0.16)	$(0.10)

Diluted loss per share:	$(0.16)	$(0.10)

Cash dividends declared per share:	$0.02	$0.02

Weighted avg. shares outstanding: Basic	12,880	12,797
Weighted avg. shares outstanding: Diluted	12,880	12,797

-MORE-

Hardinge Reports First Quarter 2017 Results
May 5, 2017

HARDINGE INC. AND SUBSIDIARIES
 Consolidated Balance Sheets
(in thousands, except share and per share data)

	March 31, 2017	December 31, 2016
	(Unaudited)
Assets
Cash and cash equivalents	$26,725	$28,255
Restricted cash	2,757	2,923
Accounts receivable, net	46,562	55,573
Inventories, net	115,863	107,018
Other current assets	10,621	6,926
Total current assets	202,528	200,695

Property, plant and equipment, net	56,863	56,961
Goodwill	6,652	6,579
Other intangible assets, net	26,966	26,730
Other non-current assets	6,787	6,585
Total non-current assets	97,268	96,855
Total assets	$299,796	$297,550

Liabilities and shareholders’ equity
Notes payable to bank	$823	$703
Accounts payable	25,956	24,217
Accrued expenses	21,865	25,629
Customer deposits	21,300	18,215
Accrued income taxes	1,426	1,160
Current portion of long-term debt	2,935	2,923
Total current liabilities	74,305	72,847

Long-term debt	2,262	2,970
Pension and postretirement liabilities	58,049	58,840
Deferred income taxes	4,073	3,800
Other liabilities	2,879	3,152
Total non-current liabilities	67,263	68,762
Commitments and contingencies
Common stock (par value $0.01 per share; shares authorized 20,000,000; shares issued 12,926,716 and 12,903,037)	129	129
Additional paid-in capital	121,160	121,015
Retained earnings	87,249	89,557
Treasury shares (at cost, 0 and 9,243)	—	(104)
Accumulated other comprehensive loss	(50,310)	(54,656)
Total shareholders’ equity	158,228	155,941
Total liabilities and shareholders’ equity	$299,796	$297,550

-MORE-

Hardinge Reports First Quarter 2017 Results
May 5, 2017

HARDINGE INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended March 31,
	2017	2016
	(Unaudited)
Operating activities
Net loss	$(2,048)	$(1,245)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Impairment	1,401	—
Depreciation and amortization	2,157	2,017
Debt issuance costs amortization	32	32
Deferred income taxes	143	(255)
Gain on sale of assets	(2)	(13)
Unrealized foreign currency transaction gain	(387)	(225)
Changes in operating assets and liabilities:
Accounts receivable	9,786	7,613
Restricted cash	193	—
Inventories	(8,208)	(4,851)
Other assets	(3,287)	(595)
Accounts payable	1,056	(514)
Customer deposits	2,887	(2,170)
Accrued expenses	(4,823)	(5,177)
Accrued pension and postretirement liabilities	(14)	(20)
Net cash used in operating activities	(1,114)	(5,403)

Investing activities
Capital expenditures	(480)	(436)
Proceeds from sales of assets	3	32
Net cash used in investing activities	(477)	(404)

Financing activities
Proceeds from short-term notes payable to bank	7,535	18,172
Repayments of short-term notes payable to bank	(7,463)	(14,995)
Repayments of long-term debt	(762)	(1,010)
Dividends paid	(258)	(274)
Net cash (used in) provided by financing activities	(948)	1,893

Effect of exchange rate changes on cash	1,009	425
Net decrease in cash	(1,530)	(3,489)

Cash and cash equivalents at beginning of period	28,255	32,774

Cash and cash equivalents at end of period	$26,725	$29,285

-MORE-

Hardinge Reports First Quarter 2017 Results
May 5, 2017

HARDINGE INC. AND SUBSIDIARIES
Sales by Region
(in thousands)

	Quarter Ended
	March 31, 2017		March 31, 2016		December 31, 2016
Sales to Customers in	$	% of Total	$	Year-over-Year % Change	$	Sequential % Change
North America	19,583	30%	17,450	12%	29,744	(34)%
Europe	17,702	28%	23,843	(26)%	27,026	(35)%
Asia	27,272	42%	26,529	3%	30,025	(9)%
Total	64,557	100%	67,822	(5)%	86,795	(26)%

HARDINGE INC. AND SUBSIDIARIES
Orders by Region
(in thousands)

	Quarter Ended
	March 31, 2017		March 31, 2016		December 31, 2016
Orders from Customers in	$	% of Total	$	Year-over-Year % Change	$	Sequential % Change
North America	23,669	32%	23,903	(1)%	25,378	(7)%
Europe	21,290	30%	17,129	24%	28,248	(25)%
Asia	27,987	38%	23,893	17%	36,778	(24)%
Total	72,946	100%	64,925	12%	90,404	(19)%

-MORE-

Hardinge Reports First Quarter 2017 Results
May 5, 2017

Hardinge believes that providing non-GAAP financial measures such as adjusted gross profit, adjusted loss from operations, adjusted net income, and adjusted earnings per diluted share is important for investors and other readers of Hardinge's financial statements, as they are used as an analytical indicator by Hardinge management to better understand its operating performance.

HARDINGE INC. AND SUBSIDIARIES
Reconciliation of GAAP Loss from Operations to Non-GAAP Adjusted Loss from Operations
(in thousands)

	Three Months Ended March 31, 2017		Three Months Ended March 31, 2016
	Amount	% of Sales	Amount	% of Sales

Loss from operations as reported	$(1,785)	(2.8)%	$(1,245)	(1.8)%
Adjustments to reported loss from operations:
Restructuring charges	1,436	2.2	200	0.3
Professional fees for strategic review process	—	—	699	1.0
Non-GAAP loss from operations as adjusted	$(349)	(0.6)%	$(346)	(0.5)%

HARDINGE INC. AND SUBSIDIARIES
Reconciliation of GAAP Net Loss to Non-GAAP Adjusted Net Loss
(in thousands, except per share data)

	Three Months Ended March 31, 2017		Three Months Ended March 31, 2016
	Amount	EPS	Amount	EPS

Net loss as reported	$(2,048)	$(0.16)	$(1,245)	$(0.10)
Adjustments to reported net loss, net of taxes:
Restructuring charges	1,429	0.11	200	0.02
Professional fees for strategic review process	—	—	699	0.05
Non-GAAP net loss as adjusted	$(619)	$(0.05)	$(346)	$(0.03)

-END-